SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  April 21, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:(415) 973-7000



















Item 5.  Other Events

A.   Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular non-bargaining unit employees of the Company and designated subsidiaries. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on earnings per share for the Company; and (2) the performance of the employee's organizational unit in meeting its individual objectives. The corporate and organizational objectives include quality and reliability of service to customers, financial performance, cost control and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1994 Plan year was disclosed in a Report on Form 8-K dated January 10, 1994, and was based upon the corporate capital and operating budgets prepared for 1994. The Company's overall earnings per share are comprised of earnings per share for the Company's three types of operations: utility, Diablo Canyon nuclear power plant (Diablo Canyon) and nonregulated through PG&E Enterprises, a wholly owned subsidiary.

The 1994 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1994 which includes the impact of the Company's economic stimulus rate, the electric rate freeze and the corporate reorganization and workforce reduction program announced in early 1993, (ii) the Company's capital budget for 1994 of approximately $1.4 billion for utility operations and
(iii) budgeted operating expenses for utility operations that are approximately 5% less than budgeted for 1993. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company, a wholly owned subsidiary of the Company, of which $.09 per share relates to the interstate portion of the PGT-PG&E pipeline expansion project. The budgeted earnings per share for utility assumes no earnings for the California portion of the expansion project. As previously disclosed, shippers on the California portion of the PGT-PG&E pipeline expansion project have only executed long-term firm transportation contracts for approximately 40% of the intrastate capacity, and the Company continues negotiations for the remaining capacity.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) an operating capacity factor (excluding refueling outages) of 91%, (ii) an overall annual capacity factor of 75.3% and (iii) one 64-day refueling outage at Unit 1 and one 62-day refueling outage at Unit 2 during 1994. Budgeted operating expenses for 1994 relating to Diablo Canyon are approximately 13% more than budgeted for 1993. Budgeted capital expenditures for Diablo Canyon are approximately $105 million for 1994.

The budgeted earnings per share for the period ending March 31, 1994 assume 429 million shares outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets. Actual performance during the year may differ materially from the budgeted amounts.

On a quarterly basis, the Company discloses the year-to-date financial performance of the Company relating to the three types of operations: utility, Diablo Canyon and PG&E Enterprises. For the three months ended March 31, 1994, selected financial information is shown below:

                        (in thousands, except per share amounts)
                         Three Months Ended March 31, 1994
=================================================================
                             Actual    (1)           Budget   (2)
Operating Revenues:        (unaudited)

   Utility                 $ 2,025,679             $ 1,981,661
   Diablo Canyon               434,602 (3)             408,251
   PG&E Enterprises              2,754                     715
                           -----------             -----------
Total Consolidated         $ 2,463,035             $ 2,390,627
                           ===========             ===========
Net Income (Loss):

   Utility                 $   141,392 (5)         $   186,113
   Diablo Canyon                95,824 (3)              76,163
   PG&E Enterprises               (264)(4)                 (77)
                           -----------             -----------
Total Consolidated         $   236,952             $   262,199
                           ===========             ===========
Earnings Per Common
Share:

   Utility                 $       0.31 (5)        $      0.41
   Diablo Canyon                   0.21 (3)               0.17
   PG&E Enterprises                0.00 (4)               0.00
                             ----------            -----------
Total Consolidated         $       0.52            $      0.58
                             ==========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the interim period. All material adjustments are of a normal recurring nature, except as noted below. The actual results above are not necessarily indicative of the results to be obtained in the full fiscal year. This information should be read in conjunction with the 1993 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Company's Annual Report on Form 10-K.

(2) The budgeted amounts are performance targets and not forecasts of actual performance that is expected or will be realized by the Company. The budgeted amounts do not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Company's Notes to Consolidated Financial Statements, which could affect the Company's performance during the year.

(3) Diablo Canyon operated at an overall capacity factor of 84.9% compared to a budgeted overall capacity factor of 81.0% for the three months ended March 31, 1994.

(4) In January 1994, the Company's board of directors approved a final plan for the disposition in 1994 of PG&E Resources Company (Resources), a wholly owned indirect subsidiary of PG&E Enterprises, if market conditions remain favorable. Resources' operations for the three months ended March 31, 1994, resulted in net income of $1,462,000, net of a $3,133,000 tax benefit.

(5) Two California Public Utilities Commission (CPUC) decisions on the reasonableness of the Company's gas costs for the period 1988 through 1990 resulted in additional expenses of $65 million ($.09 per share) in the three-month period ended March 31, 1994. Based on the CPUC reasoning in the aforementioned decisions, the Company recorded additional reserves for 1991 through 1993 Canadian gas costs of $23 million ($.03 per share) in the three-month period ended March 31, 1994.

B.   California Public Utilities Commission Proceedings -

     1.   Electric Fuel and Sales Balancing Accounts - ECAC/ERAM

On April 1, 1994, the Company filed an application with the CPUC to request a two percent increase in electric revenues over rates in effect April 1, 1994. If adopted, the requested rate increase would result in a net electric revenue requirement increase (currently estimated to be $157.4 million) effective January 1, 1995. The increase consists of a $327.2 million increase under the Energy Cost Adjustment Clause (ECAC) balancing account, a $165.3 million decrease under the Electric Revenue Adjustment Mechanism
(ERAM) balancing account, a $3.6 million decrease under the Annual Energy Rate (AER) mechanism and a $0.9 million decrease under the Low Income Rate Assistance (LIRA) account. The Company's application indicates that its proposal limits the requested revenue increase to two percent by deferring cost recovery of a portion of its estimated ECAC balance at year-end 1994. Accordingly, the Company requests authority to defer beyond 1995 cost recovery of $275.1 million of the forecasted undercollection in the ECAC balancing account as of December 31, 1994, with no interest accrual on the amount deferred.

The Company's application also requests that Customer Energy Efficiency (CEE) funds which are unspent as of year-end 1994 be applied to revenue balancing accounts. Unspent electric CEE funds (estimated to be $51.7 million as of January 1, 1994) would be applied to reduce the ERAM undercollection and unspent gas CEE funds (estimated to be $17.1 million as of January 1, 1994) would be applied in the Company's upcoming Biennial Cost Allocation Proceeding to reduce the undercollection in the gas fixed cost balancing accounts.

In addition to the requested revenue increase, the Company's application seeks the elimination of the AER mechanism commencing January 1, 1995. The AER was reinstated by the CPUC beginning in 1994 as a cost containment incentive. In its application, the Company argues that the Regulatory Reform Initiative recently proposed by the Company includes significant new energy cost control incentives that are better than the AER, and therefore the CPUC should eliminate the AER.

The Company's application also includes a report on the Company's electric system operations during the 1993 record period, and requests a finding that the Company's electric operations were reasonable during the 1993 record period.

     2.  Biennial Cost Allocation Proceeding (BCAP)

In September 1993, the Company submitted an interim, or trigger, filing as permitted under the BCAP mechanism to set new rates for the second year of the BCAP period if amortization of accumulated over- or under- collections in balancing accounts would change gas rates by more than five percent. In March 1994, the Company filed an update to the September trigger filing. The Company's updated filing requests an increase of $167.7 million in the Company's core (residential and smaller commercial customers) gas revenue requirement, which would result in a 9.63% increase in core rates over rates currently in effect. The Company requested that the proposed increase be implemented on May 15, 1994. The CPUC has not yet acted on the Company's request.

     3.  Electric Industry Restructuring

On April 20, 1994, the CPUC issued an order instituting rulemaking and order instituting investigation addressing electric industry restructuring. According to the press release issued by the CPUC, the CPUC's order proposes a two-part strategy for reforming the regulation of electric services in California.

The first part of the CPUC proposal would offer consumers voluntary, direct access to a range of electric generation providers, including the state's investor-owned utilities, beginning in 1996. The CPUC proposes to grant consumers who receive "transmission level service" of over 50 kilovolts direct access to competing power providers beginning January 1, 1996. Eligibility for direct access would be expanded gradually over six years, until all California consumers of electricity have the opportunity to choose among generation providers. Under the CPUC's proposal, any consumer, regardless of size, may continue to receive electric service from the utility at prices regulated by the CPUC.

The second part of the CPUC's proposal would replace California's traditional regulatory framework with performance-based regulation. The CPUC indicates that this reform would shift California utilities away from traditional ratemaking which tends to base utility earnings on capital expenditures and recovery of expenses, toward a performance-based regulatory approach designed to reward the utility for efficient operations, management, and investment.

In its press release, the CPUC stated that its proposal seeks to put downward pressure on prices, encourage an efficient, environmentally sound electric services infrastructure and enhance California's competitiveness. The press release indicates that earnings floors and ceilings will protect the financial integrity of utilities and avoid excessive profits and rates being paid by customers during the transition phase.

Initial comments on the CPUC's proposal are due on May 20, 1994. The CPUC has scheduled a full panel hearing on June 14, 1994 to hear public comment, and may hold further hearings if warranted. The CPUC anticipates the adoption of final rules in August 1994.

C.  Franchise Fees Litigation

On March 31, 1994, the Counties of Alameda and Santa Clara filed a complaint in Santa Clara County Superior Court against the Company on behalf of themselves and purportedly as a class action on behalf of 47 counties with which the Company has gas or electric franchise contracts. Franchise contracts require the Company to pay fees on an annual basis to cities and counties for the right to use or occupy public streets and roads. The complaint alleges that, since at least 1988, the Company has intentionally underpaid its franchise fees to the counties in an unspecified amount.

The complaint cites two reasons for the alleged underpayment of fees. The plaintiffs allege that the Company has been using the wrong methodology to compute the franchise fees payable to the plaintiff counties. The plaintiffs also allege that fees have been underpaid due to incorrect calculations under the methodology used by the Company.

Based on limited investigation thus far, should the counties prevail on the issue of franchise fee calculation methodology, the Company's annual system-wide county franchise fees could increase by approximately $15 million. The complaint also seeks damages for alleged underpayments for the prior six years, which could be as much as $90 million (exclusive of interest).


                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                   THOMAS C. LONG
                              By ________________________________

                                 THOMAS C. LONG
                                 Controller and Chief
                                 Accounting Officer


Dated:  April 21, 1994